Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 2nd Quarter 2011 EARNINGS

OAKLAND, MARYLAND—July 27, 2011:  First United Corporation (NASDAQ: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces consolidated net income available to common shareholders of $1.3 million for the first six months of 2011, compared to a net loss attributable to common shareholders of $6.8 million for the same period of 2010.  Basic and diluted net income per common share for the first six months of 2011 was $.21, compared to basic and diluted net loss per common share of $1.11 for the same period of 2010. The Company’s change in earnings, from a net loss for the first six months of 2010 to net income for the first six months of 2011, resulted primarily from a $2.6 million reduction in provision expense and a $2.0 million reduction in losses from sales of securities and other real estate owned.  In addition, we recognized a significant decrease in non-cash other-than-temporary impairment (“OTTI”) charges, from $8.1 million for the first six months of 2010 to $19,000 for the same period of 2011.  During the first half of 2011, we also recognized a gain of $1.4 million from the sale of a $32.5 million portion of our indirect auto loan portfolio.  These decreases in expenses and losses and the gain were offset by a $3.6 million increase in income tax and a $3.8 million decline in net interest income.  The decrease in net interest income was driven by a $7.2 million reduction in interest income on a fully tax-equivalent (“FTE”) basis attributable to lower levels of loans and investment securities, the historically high levels of cash and the lower interest rate environment.  The net interest margin for the first six months of 2011, on an FTE basis, was 2.85%, compared to 2.99% for the first six months of 2010 and showed a slight increase, compared to 2.73% for March 31, 2011 and 2.71% for the year ended December 31, 2010.  We anticipate that the margin will continue to improve as management continues to deploy excess cash into the investment portfolio and repay, rather than renew, brokered deposits and wholesale borrowings at their stated maturities.

Consolidated net income available to common shareholders for the second quarter of 2011 totaled $.7 million or $.12 per common share, compared to a net loss attributable to common shareholders of $1.3 million or $.21 per common share for the same period of 2010.  The net interest margin for the second quarter of 2011 was 2.95%, compared to 2.81% for the same period of 2010.  This increase was primarily attributable to the $308.7 million decrease in interest-bearing liabilities of and a lower rate environment when compared to the second quarter 2010.

For the six-month period ended June 30, 2011, the Corporation’s annualized returns on average assets and on average shareholders’ equity were .28% and 4.34%, respectively, compared to (.69%) and (11.96%), respectively, for the same period of 2010.

According to William B. Grant, Chairman, Chief Executive Officer and President, “we continue to focus our efforts on strengthening our foundation by improving our capital ratios, increasing our net interest margin and working with our borrowers to improve our asset quality.  The last couple of years have been challenging for our Company but our Board, management team and all employees have remained steadfast in their efforts to overcome obstacles and position our Company for future earnings.  We are pleased to see the results of these efforts thus far in 2011.”

Balance Sheet Overview

Total assets were $1.5 billion at June 30, 2011, a decrease of $232.9 million (13.7%) since December 31, 2010.  During this time period, cash and interest-bearing deposits in banks decreased $165.9 million, our investment portfolio increased $9.7 million and gross loans decreased $40.9 million, net of the sale of $32.5 million of the indirect auto portfolio.  Total liabilities decreased approximately $235.4 million during the first six months of 2011, reflecting decreases in total deposits of $197.1 million, long-term borrowings of $35.5 million due to repayment of three maturing FHLB advances, and $3.3 million in short-term borrowings.  Total deposits decreased primarily as a result of our repayment of $187.8 million in brokered and CDARs deposits.  Shareholders’ equity increased by $2.5 million from December 31, 2010 to June 30, 2011 as a result of net income earned during the period.

Comparing loans at June 30, 2011 to loans at December 31, 2010, outstanding loans decreased by $40.9 million (4.0%), net of the sale of $32.5 million of the indirect auto portfolio.  Commercial real estate loans decreased $28.3 million as a result of the payoff of several large loans, charge-off of loan balances and ongoing scheduled principal payments.  Commercial and industrial loans increased $1.7 million and residential mortgages declined $5.7 million.  The decrease in the residential mortgage portfolio was attributable to regularly scheduled principal payments on existing loans and management’s decision to use secondary market outlets such as Fannie Mae for the majority of new, longer-term, fixed rate residential loan originations.  The consumer portfolio declined $36.3 million due primarily to the aforementioned sale of a portion of our indirect auto loan portfolio in the second quarter of 2011and the fact that repayment activity in the indirect auto portfolio exceeded new production by $3.8 million due to special financing offered by the automotive manufacturers, credit unions and certain large regional banks.  At June 30, 2011, approximately 69% of the commercial loan portfolio was collateralized by real estate compared to approximately 71% and 69% at December 31, 2010 and March 31, 2011, respectively.

Total deposits decreased $197.1 million during the first six months of 2011 when compared to deposits at December 31, 2010, although non-interest bearing deposits increased $7.6 million and traditional savings accounts increased $9.7 million due to continued growth in our Prime Saver product.  Total money market accounts decreased $53.0 million due primarily to the repayment of $55.5 million in brokered accounts.  Time deposits less than $100,000 declined $17.9 million and time deposits greater than $100,000 decreased $140.1 million.  The decrease in time deposits greater than $100,000 was primarily due to the repayment of $85.5 million in brokered certificates of deposits and $46.8 million of maturities in our CDARS product.  Although brokered deposits are at very low rates in the current environment, management made the decision to right-size the balance sheet by using cash to repay brokered deposits and to allow certificates of deposit for non-relationship customers to run off. Our internal treasury team has developed a strategy to increase our net interest margin by changing the mix of our deposit base and focusing on customers with full banking relationships.

Comparing June 30, 2011 to December 31, 2010, shareholders’ equity increased from $95.6 million to $98.1 million.  The increase of $2.5 million in shareholders’ equity was attributable to the net income recorded in the first half of 2011 along with a reduction in accumulated other comprehensive loss.  The book value of the Corporation’s common stock increased from $10.68 per share at December 31, 2010 to $11.04 per share at June 30, 2011.

At June 30, 2011, there were approximately 6,182,757 outstanding shares of First United Corporation common stock, an immediately exercisable warrant to purchase 326,323 shares of the Corporation’s common stock was outstanding, and there were 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Asset Quality

The ratio of non-performing and 90 days past-due loans to total loans at June 30, 2011 was 4.62%, compared to 3.73% at December 31, 2010 and 4.23% at June 30, 2010.  The ratio of non-performing and 90 days past-due loans to total assets at June 30, 2011 was 2.96%, compared to 2.58% at June 30, 2010 and 2.22% at December 31, 2010.  Performing loans considered to be impaired (including performing restructured loans, or TDRs), as defined and identified by management, amounted to $28.4 million at June 30, 2011 and $27.7 million at December 31, 2010.  Loans are identified as impaired when, based on current information and events, management determines that we will be unable to collect all amounts due according to contractual terms.  These loans consist primarily of acquisition and development loans and commercial real estate loans.  The fair values are generally determined based upon independent third party appraisals of the collateral or discounted cash flows based upon the expected proceeds.  Specific allocations have been made where management believes there is insufficient collateral to repay the loan balance if liquidated and there is no secondary source of repayment is available.

Non-accrual loans totaled $40.1 million as of June 30, 2011, compared to $44.6 million as of June 30, 2010 and $34.9 million as of December 31, 2010.  Non-accrual loans, which have been subject to a partial charge-off, totaled $12.8 million as of June 30, 2011, compared to $3.4 million as of June 30, 2010 and $2.9 million as of December 31, 2010.  Additionally, potential losses have been recognized in significantly more non-accrual loans as of June 30, 2011 than for the same period of 2010.

The allowance for loan losses decreased to $21.0 million at June 30, 2011, compared to $22.1 million at December 31, 2010 and $23.8 million at June 30, 2010.  The provision for loan losses for the six months ended June 30, 2011 decreased to $4.6 million from $7.2 million for the same period in 2010.   Net charge-offs for the first half of 2011 rose to $5.7 million from $3.5 million for the first half of 2010.  Included in the net charge-offs for the six months ended June 30, 2011 were $4.3 million of partial charge-offs relating to two large commercial real estate loans. The decrease in the provision for loan losses from June 30, 2010 to June 30, 2011 resulted from management’s analysis of the adequacy of the loan loss reserve, declining loan balances and improving economic conditions as noted by the Federal Reserve.  The sale of $32.5 million of the indirect auto portfolio, releasing $.6 million in provision expense, was a contributing factor to the lower provision expense through June 30, 2011. The allowance for loan losses to loans outstanding as of June 30, 2011 of 2.24% is higher than the 2.20% from the same period last year due to a focused effort by management to recognize potential problem loans and record specific allocations and adjust qualitative factors to reflect the current quality of the loan portfolio.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income on an FTE basis decreased $4.0 million during the first six months of 2011 over the same period in 2010 due to a $7.2 million (18.5%) decrease in interest income partially offset by a $3.2 million (21.6%) decrease in interest expense.  The decrease in net interest income was primarily due to the reduction in the average balances of earning assets.  The lower yield on both loans and investment securities, as funds were reinvested, also contributed to the decline in interest income comparing the two periods.  Management has made the decision to invest in shorter duration investment securities during this time of historically low interest rates.  The increased non-accrual assets, shorter duration of the portfolio and the lower reinvestment rates negatively impacted the net interest margin resulting in a decline of 14 basis points to 2.85% at June 30, 2011 from 2.99% for the same period of 2010.  The net interest margin was 2.73% at March 31, 2011 and 2.71% at December 31, 2010.

The overall $204.7 million decrease in average interest-earning assets, driven by the reduction in loans, impacted the 33 basis point decline in the average yield on our average earning assets, which dropped from 4.85% for the first six months of 2010 to 4.52% for the first six months of 2011 (on an FTE basis).

Interest expense decreased during the first six months of 2011 when compared to the same period of 2010 due to an overall reduction in interest rates on deposit products driven by our net-interest margin strategy, our decision to only increase special rates on time deposits for full relationship customers, the reduction in the average balance of total interest-bearing liabilities and the shorter duration of the portfolio. The average balance of interest-bearing liabilities decreased by $222.3 million as management continued its strategy to right-size the balance sheet by using cash to repay brokered deposits and wholesale long-term borrowings. The overall effect was an 18 basis point decrease in the average rate paid on our average interest-bearing liabilities from 1.97% for the six months ended June 30, 2010 to 1.79% for the same period of 2011.

Net interest income on an FTE basis decreased $1.4 million during the second quarter of 2011 over the same period in 2010 due to a $3.3 million (17.4%) decrease in interest income, which was partially offset by a $1.9 million (25.1%) decrease in interest expense.  The decrease in net interest income was primarily due to the reduction in the average balances of earning assets.  The lower yield on both loans and investment securities, as funds were reinvested, also contributed to the decline in interest income comparing the two periods.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of losses, increased $.1 million during the first six months of 2011 when compared to the same period of 2010.  Service charge income decreased $.5 million due primarily to a reduction in non-sufficient funds (NSF) fees resulting from newly enacted regulations that limit overdraft fees.  Debit card income increased $.3 million during the first half of 2011 when compared to the same period of 2010 due to increased consumer spending and higher customer awareness of our rewards program.  Trust department income increased $.1 million during the first six months of 2011 when compared to the first six months of 2010 due to an increase in assets under management and the fees received on those accounts.  Assets under management were approximately $612 million at June 30, 2011, a 14% increase over June 30, 2010.

Net gains of $.6 million were reported through other income in the first six months of 2011, compared to net losses of $10.8 million during the same period of 2010.  There were $19,000 in losses during the first six months of 2011 that were attributable to non-cash OTTI charges on the investment portfolio, down from the $8.1 million during the same period of 2010.  The reduced OTTI charges resulted from an improvement in the financial industry which makes up the primary collateral of the collateralized debt obligation portfolio.  Other gains of $.7 million in the first six months of 2011 consisted primarily of a $1.4 million gain from the aforementioned sale of a portion of our indirect auto loan portfolio during the second quarter of 2011 and $.3 million realized from sales of investments offset by $1.0 million in write-downs of other real estate owned.

Other operating income, exclusive of losses, remained fairly stable during the second quarter of 2011 when compared to the same period of 2010.  Service charge income decreased $.3 million due primarily to a reduction in non-sufficient funds (NSF) fees.  Debit card income increased $.1 million during the second quarter of 2011 when compared to the same period of 2010 due to increased consumer spending and higher customer awareness of our rewards program.

Net gains of $.6 million were reported through other income in the second quarter of 2011, compared to net losses of $1.2 million during the same period of 2010.  There were no losses during the second quarter of 2011 that were attributable to non-cash OTTI charges on the investment portfolio, down from the $.6 million during the same period of 2010.  Other gains of $.6 million in the second quarter of 2011 consisted primarily of a $1.4 million gain from the aforementioned sale of a portion of our indirect auto loan portfolio and $.1 million realized from sales of investments, offset by $.9 million in write-downs of other real estate owned.

Other operating expenses decreased $1.4 million (6%) for the first half of 2011 when compared to the first half of 2010.  The decrease was primarily due to a decline of $.8 million in salaries and benefits resulting primarily from expenses related to a reduction of full-time equivalent employees through attrition within the Corporation and a decline of $.7 million in FDIC premiums attributable to the repayment of brokered deposits.

The decrease of $1.2 million (10%) in other operating expenses for the second quarter of 2011 was primarily due to a decline of $.3 million in salaries and benefits resulting primarily from expenses related to a reduction of full-time equivalent employees through attrition within the Corporation and a decline of $.7 million in FDIC premiums attributable to the repayment of brokered deposits.  Other expenses decreased $.2 million for the second quarter of 2011 when compared to the same period of 2010.  This decrease is attributable to decreases in postage, contract labor and the completion of amortization of the Huntington branch goodwill in late 2010.  The decreases were offset by an increase of $.1 million in data processing expenses.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company (the “Bank”), First United Insurance Group, LLC, a full service insurance provider organized under Maryland law (the “Insurance Group”), and three statutory trusts that were used as financing vehicles.  The Bank has three wholly-owned subsidiaries:  OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company (collectively, the “OakFirst Loan Centers”), and First OREO Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure.  The Bank owns a majority interest in Cumberland Liquidation Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of real estate that secured a loan made by another bank and in which the Bank held a participation interest.  The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland.  The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	unaudited			unaudited
	30-Jun	30-Jun	31-Mar	30-Jun	30-Jun
	2011	2010	2011	2011	2010
EARNINGS SUMMARY
Interest income	$15,121	$18,273	$15,628	$30,749	$37,794
Interest expense	$5,573	$7,436	$6,158	$11,731	$14,964
Net interest income	$9,548	$10,837	$9,470	$19,018	$22,830
Provision for loan losses	$3,261	$3,631	$1,344	$4,605	$7,186
Noninterest income (exclusive of losses)	$3,818	$3,848	$3,762	$7,580	$7,431
Noninterest expense	$10,090	$11,260	$10,913	$21,003	$22,405
Income tax (benefit)/expense	$(551)	$(451)	$100	$(451)	$(4,066)
Net income/ loss	$1,133	$(916)	$957	$2,090	$(6,027)
Net income available/loss attributable to common shareholders	$733	$(1,305)	$563	$1,296	$(6,806)
Cash dividends paid	$-	$62	$-	$-	$676

	Three Months Ended
	unaudited
	30-Jun	30-Jun	31-Mar
	2011	2010	2011
PER COMMON SHARE
Basic/ Diluted Net Income (loss) Per Common Share	$0.12	$(0.21)	$0.09

Book value	$11.04	$11.42	$10.89
Closing market value	$4.97	$3.90	$3.09
Market Range:
High	$5.77	$6.65	$3.15
Low	$2.98	$3.90	$3.01
Common Shares outstanding at period end	6,182,757	6,158,650	6,166,037

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.28%	-0.69%	0.25%
Return on average shareholders’ equity	4.34%	-11.96%	4.03%
Net interest margin	2.85%	2.99%	2.73%
Efficiency ratio	75.79%	109.10%	79.30%

PERIOD END BALANCES	30-Jun	31-Dec	30-Jun
	2011	2010	2010

Assets	$1,463,522	$1,696,445	$1,775,998
Earning assets	$1,206,570	$1,344,234	$1,412,299
Gross loans	$936,398	$1,009,753	$1,082,214
Commercial Real Estate	$320,322	$348,584	$338,859
Acquisition and Development	$152,007	$156,892	$194,536
Commercial and Industrial	$71,699	$69,992	$82,843
Residential Mortgage	$351,078	$356,742	$372,299
Consumer	$41,292	$77,543	$93,677
Investment securities	$239,348	$229,687	$231,193
Total deposits	$1,104,566	$1,301,646	$1,373,722
Noninterest bearing	$128,741	$121,142	$116,036
Interest bearing	$975,825	$1,180,504	$1,257,686
Shareholders' equity	$98,096	$95,640	$100,078

CAPITAL RATIOS	30-Jun	31-Dec	30-Jun
Period end capital to risk-	2011	2010	2010
weighted assets:
Tier 1	10.84%	9.74%	10.34%
Total	12.60%	11.57%	12.01%

ASSET QUALITY
Net charge-offs for the quarter	$3,669	$7,223	$1,735
Nonperforming assets: (Period End)
Nonaccrual loans	$40,079	$34,905	$44,633
Restructured loans	$15,447	$15,099	$20,198
Loans 90 days past due and accruing	$3,198	$2,792	$1,104
Other real estate owned	$19,143	$18,072	$11,643
Total nonperforming assets and past due loans	$43,277	$37,697	$45,737
Allowance for credit losses to gross loans, at period end	2.24%	2.19%	2.20%
Nonperforming and 90 day past-due loans to total loans, at period end	4.62%	3.73%	4.23%
Nonperforming loans and 90 day past- due loans to total assets, at period end	2.96%	2.22%	2.58%